Exhibit 10.2

PATNI COMPUTER SYSTEMS LIMITED

EMPLOYEE STOCK OPTION AGREEMENT

THIS EMPLOYEE STOCK OPTION AGREEMENT (the “Option Agreement”) is made and entered into this       day of             , 200  , by and between Patni Computer Systems Limited, a company incorporated under the Companies Act, 1956, and having its registered office at S-1A, Irani Market Compound, Yerawada, Pune-411 006 (hereinafter referred to as the “Company”), And                                          Indian /              inhabitant, residing at                                                              (hereinafter referred to as the “Option Grantee”).

The Company has granted to the Option Grantee an Employee Stock Option to purchase certain Shares, upon the terms and conditions set forth in this Option Agreement. The Employee Stock Option shall in all respects be subject to the terms and conditions of the Amended Patni ESOP 2003 (hereinafter referred to as the “Plan”).

1.1                                 Interpretation

The terms defined in this Option Agreement shall for the purposes of this Option Agreement, have the meanings herein specified and terms not defined in this Option Agreement shall have the meanings as defined in the Companies Act, 1956, SEBI Act, 1992, the Securities Contracts (Regulation) Act, 1956, the SEBI (Disclosure and Investor Protection) Guidelines, 2000 the SEBI (Employee Stock Option Scheme & Employee Stock Purchase Scheme) Guidelines, 1999, other Applicable Laws and the Plan.

1.2                                 Plan

The terms and conditions as contained in the Plan shall be deemed to be incorporated in this Option Agreement as if the same were fully set out herein. In the event of a conflict between the terms and conditions of this Option Agreement and the Plan, the terms and conditions of the Plan shall prevail. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior understandings and agreements of the Company and the Option Grantee with respect to the subject matter hereof.

2.                                       Tax Effects: The Option Grantee should consult with his/her own tax advisors regarding the tax effects of this Employee Stock Option.

3.                                       Grant: The Option Grantee is hereby granted an Employee Stock Option to purchase Equity Shares  / ADRs of the Company, subject to Applicable Laws, and the terms and conditions of the Plan and this Option Agreement, as more particularly stipulated in Schedule I hereto.

4.                                       Administration by the Compensation Committee: All questions of interpretation concerning this Option Agreement shall be determined by the Compensation Committee and whose determination shall be final and binding upon all persons having an interest in the Amended Patni ESOP 2003 or such Employee Stock Option.

5.                                       Exercise of Employee Stock Option

5.1                                 The Employee Stock Option  granted under the Plan shall be exercisable within ten years from the date of Grant as stipulated in Schedule I hereto, or under such circumstances and on such other date prior thereto as is set forth in the Plan and as may be fixed by the Compensation Committee relating to such Employee Stock Option; provided, however, that in the event that the Option Grantee is a Ten-Percent Stockholder, an Employee Stock Option granted to such Option Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its date of Grant, subject to Applicable Laws and the terms and conditions of the Plan and this Option Agreement.

5.2                                 Method of Exercising Employee Stock Options: Exercise of the Employee Stock Option shall be by written notice to the Company (in the prescribed form as the Exercise Notice) which must state the election to exercise the Employee Stock Option, the number of Equity Shares / ADRs for which the Employee Stock Option is being exercised and such other agreement/s as may be required by the Compensation Committee. The Exercise Notice must be signed by the Option Grantee or his/her nominee (in case of the Option Grantee’s death) and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Compensation Committee may permit, to the Company Secretary of the

Company, through the Human Resources Head of the Company ; accompanied by (i) full payment of the aggregate Exercise Price for the number of Equity Shares / ADRs being purchased and (ii) an executed copy, if required, of the then current forms of agreements as may be required by the Compensation Committee. The Employee Stock Option shall be deemed to be exercised upon receipt by the Company of the Exercise Notice, the aggregate Exercise Price, and if required by the Compensation Committee, such executed agreements.

5.3     Mode of Exercise Price Payment: Payment of the aggregate Exercise Price for the number of Equity Shares / ADRs for which the Employee Stock Option is being exercised shall be made in such manner as may be determined by the Compensation Committee from time to time.

5.4                             Equity Shares/ADRs: On the Employee exercising his/her Employee Stock Option, his/her account will be credited with the number of Equity Shares/ADRs for which the Employee Stock Option is exercised.

5.5                              Deduction of Tax at Source: If Applicable Laws require a Participating Company to withholding taxes in connection with the Grant or Exercise of the Employee Stock Option or in connection with later disposition of any Equity Shares/ADRs acquired upon Exercise of the Employee Stock Option, the Option Grantee is hereby deemed to have authorized such withholding from payroll and/or any other amounts payable to the Option Grantee, and the Option Grantee otherwise agrees to make adequate provision for, any sums required to satisfy his/her tax obligations. The Company shall have no obligation to deliver Equity

Shares or ADRs, as applicable, until the Participating Companies’ tax deducting obligations, if any, have been satisfied by the Option Grantee.

5.6                              Compliances for granting Employee Stock Option and issuing Equity Shares / ADRs: The Grant of the Employee Stock Option and the issuance of Equity Shares / ADRs upon exercise of the Employee Stock Option shall be subject to compliance with all Applicable Laws, the Plan and this Option Agreement. The Employee Stock Option may not be exercised if the issuance of Equity Shares / ADRs upon Exercise would constitute a violation of any Applicable Laws or would be in violation or breach of any provision in the Plan. The inability of the Company to comply with any Applicable Laws, or the provisions of the Plan, (and in particular Clauses 7.2 and 7.3 thereof) as may be determined by the Compensation Committee (based upon the advice of the Company’s Legal counsel, if necessary) as are necessary for the lawful issuance and sale of any Equity Shares / ADRs shall absolutely relieve and discharge the Company of any and all liability including to the Option Grantee in respect of the Company’s failure to issue or sell such Equity Shares / ADRs. As a condition to the Exercise of the Employee Stock Option, the Compensation Committee of the Company may require the Option Grantee to satisfy any and all qualifications that may be necessary or appropriate, to evidence compliance with any and all Applicable Laws, and the provisions of the Plan and this Option Agreement and to furthermore make any further representations or warranties as may be requested by the Compensation Committee.

6.             Non transferability of Employee Stock Options:

6.1                               Employee Stock Options shall not be transferable to any person except in the event of the death of the Option Grantee, in accordance with  6.5(a) of the Plan.

6.2                                No person other than the Employee to whom the Employee Stock Option is granted shall be entitled to Exercise the Employee Stock Option except in the event of the death of the Option Grantee in accordance with  6.5(a) of the Plan.

6.3                                 The Employee Stock Option shall not be pledged, hypothecated, mortgaged or otherwise alienated in any other manner.

7.                                      Exercise of Employee Stock Options in the case of separation of an Employee from the Participating Company:

Subject to  6.2 of the Plan:

a)                                      In the event of the death of an Employee while in employment with a Participating Company, all the Vested and Unvested Options may be Exercised by the Option Grantee’s nominee immediately after, but in no event later than six months from the date of death.

b)                                     In the event of separation of an Employee from the Participating Company due to reasons of Permanent Incapacity the Option Grantee may Exercise his or her Vested as well as Unvested Option immediately after Permanent Incapacity but in no event later than six months from the date of separation from employment.

c)                                      In the event of resignation from employment for reasons of normal retirement or a retirement specifically approved by the Participating Company (i) all Vested Options should be Exercised by the Option Grantee immediately after but in no event later than 6 months from the date of such Option Grantee’s retirement but (ii) all Unvested Options will lapse as on the date of such retirement unless otherwise determined by the Compensation Committee, and which determination will be final and binding.

d)                                     In the event of resignation from employment, all Unvested Options, on the date of the last working day subsequent to resignation, shall expire and stand terminated with effect from that date. However, all Vested Options, as on that date of such last working day, shall be exercised by the Employee immediately but not later than 60 days from the date of such last working day.

e)                                      In the event of abandonment of employment by an Option Grantee without the relevant Participating Company’s consent, all Employee Stock Options including Vested Options but which were not Exercised at the time of abandonment of employment, shall stand terminated with immediate effect. The Compensation Committee, at its sole discretion shall decide the date of abandonment by an Employee, and which decision shall be binding on all concerned.

f)                                        In the event of termination of the employment of an Option Grantee due to breach of policies of the relevant Participating Company or the terms of employment, all Employee Stock Options, including Vested Options but which were not Exercised at the time of such breach shall stand terminated with effect from the date of such breach.

g)                                     Subject to Clause 13.1 of the Plan, in the event of the Company being reconstituted or amalgamated or merged, the Board shall (prior to such reconstruction or amalgamation or merger) in accordance with Applicable Law and the recommendations of the Compensation Committee decide as to how all Unvested Options granted to Option Grantees will Vest and all Option Grantees will abide by the determination of the Board.

8.                                                              In pursuance of this Option Agreement, the Company shall give Equity Shares of the Company / ADRs of the Company on payment of the Exercise Price, at any time during the Exercise Period as specified in the Amended Patni ESOP 2003.

9.                                                           Covenants of the Option Grantee:

9.1                                                         Option Grantee confirms that he/she shall not engage himself / herself in activities that have or will have an adverse impact on the reputation of any of the Participating Companies.

9.2                                                       Option Grantee confirms that while during employment with a Participating Company he/she shall engage himself/herself exclusively in the work assigned by such Participating Company and shall not take up any independent or individual assignments, whether the same is part time or full time, (in an advisory capacity or otherwise) and whether directly or indirectly.

9.3                                                         Option Grantee confirms that he/she shall not, directly or indirectly, engage in any activity or have any interest in, or perform any services for any person who is involved in activities, which are or shall be (in the sole opinion of the Compensation Committee) in conflict with the interests of any of the Participating Companies.

9.4                                                         In consideration of the Employee Stock Options granted to the Option Grantee, as also, opportunities, training and access to new techniques and know-how that have been made available to the Option Grantee, the Option Grantee confirms that he/she shall also strictly abide by any and all of the terms of the Undertaking executed by him/her in favour of the relevant Participating Company.

9.5                                                       Option Grantee agrees to maintain as secret and confidential all Confidential Information (as defined herein) and shall not use or divulge or disclose any such Confidential Information except as may be required under any obligation of law (subject to obtaining the consent of the relevant Participating Company) or as may be required by the relevant Participating Company.

9.6                                                      Option Grantee agrees that the clauses above apply to such information that any Participating Company believes in its discretion to be confidential. Consequently, the Option Grantee understands that “Confidential Information” means any or all information about any or all of the Participating Companies that satisfies one or more of the following conditions:

(a)                                  it has not been made generally available to the public save and except for information disclosed to the public with the consent of all of the Participating Companies; or

(b)                                 it is critical to any of the Participating Companies current or anticipated business or research and development activities or those of a customer or supplier or associate or channel partner of any of the Participating Companies and the disclosure of the same would affect their competitiveness; or

(c)                                  it either has been identified as confidential by any of the Participating Companies (either orally or in writing) or it has been maintained as confidential from outside parties and is recognized as intended for internal disclosures only; or

(d)                                 it either is of a nature that it gives a distinct edge to any of the Participating Companies over competition when not shared with the competition, or is likely to give any advantage to the competition or any other organization / person / group of persons when shared with the organization / person / group of persons; or

(e)                                  it is required to be kept confidential by any requirement of law.

“Confidential Information” includes all trade related information, trade secrets, confidential and privileged information, customer information, employment related information, strategies, administration, research in connection with any of the Participating Companies and commercial, legal, scientific, technical data that are either provided to or made available to the Employee by any of the Participating Companies to facilitate his/her work or that the Employee is able to know or has obtained access by virtue of his/her employment or position with the relevant Participating Company.

By way of illustration, the following are examples of Confidential Information:

(a)                                  computer programmes, inventions, samples, designs, drawings, machines, tools, photographs, source codes, object codes, methods, concepts, formulas, algorithms, processes, technical specifications, analyses, discoveries, improvements, marketing methods, manufacturing processes, research and development information;

(b)                                 organizational matters, business plans, company policies, sales forecasts, employee and personnel information (including information pertaining to their terms of employment, experience, contact details, appraisals, performance, competencies, specialized skills / expertise, medical information, etc.);

(c)                                  non-public financial information relating to any of the Participating Companies including their financial results for any period;

(d)                                 business Plans of any of the Participating Companies including their monthly flash reports / actual reports and estimates;

(e)                                  current and prospective customer lists and information on customers and their Employees of any of the Participating Companies;

(f)                                    information relating to existing and potential intellectual property of any of the Participating Companies;

(g)                                 dividend policy of any of the Participating Companies including the intended declaration of dividend;

(h)                                 issue of Equity Shares or ADRs, as applicable of any of the Participating Companies by way of public offers, rights issues, bonus issue, employee stock options;

(i)                                     major expansion plans or execution of new projects including information concerning amalgamations, mergers, acquisitions and takeovers being planned or contemplated by any of the Participating Companies and information concerning the purchase of major equipment or property and the disposal of any undertakings of any of the Participating Companies;

(j)                                     information relating to any of the Participating Companies regarding acquisition or loss of significant contracts, significant disputes with major suppliers, consumers or any Governmental or regulatory agency;

(k)                                  any information that may affect the earnings / profitability of any of the Participating Companies; and

(l)                                     any other change in policies, plans or operations of any of the Participating Companies.

9.7                                              Non- Competition: While the Option Grantee is employed by a  Participating Company and for a period of two (2) years after the termination date of the his or her employment for any reason with such Participating Company, the Option Grantee shall not, without the prior written consent of the Participating Company, directly or indirectly, for himself/  herself or for any other person, whether as principal, agent or employee, or through any corporation, partnership or other entity (including without limitation, a sole proprietorship), (i) solicit, sell or perform the same or similar services as then provided by or available from any Participating Company for any of  the Participating Company’s customers or active  prospects as of the date of expiration or termination of his/her employment , (ii) solicit any person who was an Employee or consultant of any Participating Company at any time during the employment of the Option Grantee by a Participating Company to leave the employment thereof, (iii) induce or attempt to induce any client of any Participating Company to reduce such client’s / customers / accounts or prospects of contractual activity with any Participating Company, (iv) solicit business or enter into any contractual relationship including seeking employment or serving as a consultant to any client  or active prospective client of any Participating Company as of the date of termination in any capacity which is competitive with or in any way adversely affects  any  Participating Company’s business interests. .

9.8                                             In connection with his / her employment and during the term of his  / her employment the Option Grantee undertakes to disclose and assign to the relevant Participating Company as its exclusive property, all developments developed or conceived by the Option Grantee.

9.9                                            The Option Grantee hereby agrees to abide by the rules and guidelines framed by the Compensation Committee from time to time including rules and guidelines to prevent Insider Trading in the Shares of the company.

9.10                                                    The Option Grantee confirms that he / she shall comply with the various policies of any and all of the Participating Companies as may be notified or amended from time to time.

9.11                                                    The Option Grantee further acknowledges and agrees that the obligations contained in this Clause 9 are in addition to and not in substitution of any other obligations which the Option Grantee may have agreed to do in any other agreements or writings. The Option Grantee further confirms that he/she has read and understood the provisions of this Clause 9, and sought legal advice thereon and will not seek to challenge or dispute the provisions of this Clause 9.

9.12                                                  Any breach, dispute or challenge of any of the above clauses shall apart from automatically effecting a cancellation of the Employee Stock Option granted under this Option Agreement also be a ground for the relevant Participating Company to proceed against the Option  Grantee  by way of suitable legal action including damages.

10.                                                       Termination of the Employees Stock Option: The Employee Stock Option shall terminate and may no longer be exercised on the earlier of (a) the expiry of the Exercise Period as stipulated in Schedule I hereto,or (b) upon the occurrence of any of events as stipulated in Clauses 7 (a) to (g)  and expiry of the stipulated time period in each of the sub-clauses.

11.                                                       Leave of absence: For the purposes of the Plan and this Option Agreement, the Option Grantee’s Service with a Participating Company shall not be deemed to terminate if the Option Grantee takes any sick leave or any other bonafide leave of absence approved by the respective Participating Company of 90 (ninety) days or less.]However, in the event of leave of absences in excess of 90 (ninety) days, then such leave of absence will not be treated as continuous service by an Option Grantee for the purpose of the Plan and this Option Agreement.

12.                                                      No guarantee of continued service: The Option Grantee acknowledges and agrees that the Vesting of Equity Shares / ADRs pursuant to the Schedule to the Plan (as annexed hereto) is earned only by continuing as an Employee at the will of the relevant Participating Company. The Option Grantee further acknowledges and agrees that this Option Agreement, the transactions completed hereunder and the schedule as annexed hereto do not constitute an express or implied promise of continued employment of the Option Grantee for the Vesting Period, or for any period at all, and shall not interfere with the relevant Participating Company’s right to suspend, retrench, discipline or terminate the Option Grantee’s relationship as an Employee at any time with or without cause.

13.                                                      Rights as a shareholder or an Employee: The Option Grantee shall have no rights as a shareholder with respect to any Equity Shares / rights as an ADR holder with respect to any ADRs, covered by the Employee Stock Option until the date of allotment of the Equity Shares / ADRs for which the Employee Stock Option has been Exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividend distributions or other rights for which the record date is prior to the date of such allotment. Nothing in this Option Agreement shall confer upon an Option Grantee any right to continue in the Service of a Participating Company or interfere in any way with any right of a Participating Company qua an Option Grantee’s Service as an Employee, as the case may be, at any time.

14.                                                    Binding agreement: Subject to the restrictions on transfer set forth herein, this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

15.                                                    Termination or amendment of  Option Agreement: Subject to compliance with Applicable Laws, the Board may terminate or amend the Plan or this  Option Agreement at any time.

16.                                                     Integrated Agreement: This Option Agreement and the Plan constitute the entire understanding and agreement of the Option Grantee and the Participating Company with respect to the subject matter contained herein or therein, and there are no other agreements, understandings, restrictions, reorientations, or warranties as amongst the Option Grantee and the Participating Company with respect to such subject matter other than those as are expressly set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Plan and this Option Agreement shall survive any exercise of the Employee Stock Option and shall remain in full force and effect.

17.                                                        Governing Law and Jurisdiction:

17.1                                                    The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of India;

17.2                                                   The High Court of Mumbai shall have jurisdiction in respect of any and all matters, disputes or differences arising in relation to or out of this Option Agreement and the Company and all Employees shall submit themselves to the jurisdiction of the High Court of Mumbai in connection with this Option Agreement.

17.3                                                  Nothing in this Clause will however limit the right of the Company to bring proceedings against any Employee in connection with this Option Agreement:

(i)                                     in any other court of competent jurisdiction; or

(ii)                                  concurrently in more than one jurisdiction.

18.                                                      Upon the Option Grantee’s signature and the signature of the Company’s representative below, the Option Grantee and the Company agree that this Employee Stock Option is granted and governed by the terms and conditions of the Plan and this Option

Agreement and that the Option Grantee has reviewed the Plan and this Option Agreement in their entirety and has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement.  The Option Grantee hereby further confirms that having fully understood all the provisions of the Plan and this Option Agreement and agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any and all questions relating to the Plan and/or the Option Agreement.  The Option Grantee further agrees to notify the Company of all changes of its residential address.

(Signature)	(Signature)

For Patni Computer Systems Limited
Authorised Signatory	(Name of Option Grantee)